Exhibit 99.1

Scott Fainor:

Thank you to Margolin & Associates for inviting us to present today and good afternoon to all of you.

I’m Scott Fainor, former CEO of KNBT Bancorp.  Today, I am extremely pleased to be speaking with you as Chief Operating Officer of National Penn Bancshares’, following its acquisition of KNBT on February 1st.

Glenn Moyer, President & CEO of National Penn and Mike Reinhard, our Chief Financial Officer, will also provide their comments.

[NEXT SLIDE - SAFE HARBOR REGARDING FORWARD LOOKING STATEMENTS]

This slide contains our legal disclaimers related to forward-looking information. Please note that all of our slides will be available on our web site, as well as filed with the SEC following this presentation.  I’ll give you a moment now to review this slide.

(PAUSE)

[NEXT SLIDE - NATIONAL PENN'S COMPANY PROFILE DECEMBER 31, 2007]

Although we will begin our presentation with an overview of National Penn and its strong performance, the substance of our discussion will focus on what we are most excited about – the future of National Penn following the acquisitions of Christiana Bank & Trust Company on January 4th and KNBT Bancorp on February 1st of this year.

As you can see on this slide, our retail shareholder base is strong.  However, there has been a steady increase in institutional ownership which has brought National Penn closer to its peers.  We expect the addition of KNBT shareholders, representing institutional ownership of approximately 44% shortly before our acquisition, to boost our overall combined percentage.

In this challenging environment, we believe that for investors who have a longer term view and focus on total investment return, National Penn should be a solid investment.  Currently, based on the most recent movement in our stock price, we may be experiencing a favorable buying opportunity for those investors.

We believe that our total returns over the longer term is one of the best measures of how National Penn enhances shareholder value.

[NEXT SLIDE - CONSISTENT BUSINESS STRATEGIES]

National Penn’s consistent business strategies are key to its success.

Proven community banking delivery methods, a responsible credit culture, a balanced organic and acquisition growth strategy, and the continued diversification of revenue streams are all important elements of an overarching goal of creating sustainable, profitable growth for longer term rewards for shareholders.

[NEXT SLIDE - PRIMARY MARKET]

Pennsylvania is at the crossroads of one of the most attractive financial services markets in the country.  Mega banks, such as M&T, TD Banknorth, Citizens, PNC, Bank of America, and Wachovia have all moved into the area, and de novo banks continue to spring up.  Both Glenn and I have been continuously motivated by these challenges.  We feel that National Penn is now, more than ever, strategically positioned to continue to compete with the larger, and smaller, institutions that have joined our market.

The markets in which National Penn operates are strong - 7 of our primary counties are in the top 10 counties in Pennsylvania in terms of average household income.  And, while the real estate environment has yet to play out completely as a whole, our market has weathered this challenge relatively well in that it did not experience the dramatic upswings and downturns seen in other areas of the country.

We are fortunate to be able to do a significant amount of business in the top 3 counties in Pennsylvania demographically – Chester, Montgomery and Bucks.  These counties continue to experience residential and commercial development, as well as projected household growth at a higher rate than the state average.

We’ll speak about our expansion to the north with KNBT, as well as our first entrance into Delaware through our partnership with Christiana in a moment.

I’ll now turn our presentation over to our Chief Financial Officer, Mike Reinhard. Mike?

[NEXT SLIDE - CORE DEPOSIT STRENGTH]

Mike Reinhard:

Thank you Scott.

I’ll begin with a look at a current breakdown of our core banking products.

Approximately 61% of our total deposits as of December 31st are transaction-related core deposits.  We used more favorably priced wholesale funding during 2007 compared to our historical norm, rather than paying up for time deposits.  Despite that strategy, total deposits still increased by 3.2%.

[NEXT SLIDE - COMMERCIAL LOAN STRENGTH]

75% of our loan portfolio is business loan or commercial real estate loan-related.

As of December 31st, we had a $68 million dollar legal lending limit, however our largest commercial relationship - consisting of multiple credits - was $31.5 million dollars and the average loan size in our commercial portfolio was approximately $300,000 dollars.

[NEXT SLIDE - NET INTEREST INCOME/NET INTEREST MARGIN]

As with many of our peers, we’ve been challenged to maintain a strong net interest margin in this flat to inverted yield curve environment.  As you can see on this slide, despite the decline in our margin, we have been able to increase our net interest income on a fully tax-equivalent basis.

Our margin has begun to stabilize over recent quarters.  Our margin was 3.39% on average for all of 2007, compared to 3.35% for the 4th quarter of 2006.

We see three things on the horizon that should positively impact our margin:  credit spreads are widening, deposit rates are beginning to move downward, and at some point we should see a more positive slope in the yield curve.  Offsetting these factors is the competitive environment, which remains intense at a time when we see the beginning of a slowdown in commercial activity.

[NEXT SLIDE - SUPERIOR ASSET QUALITY]

The current slide depicts the quality of our loan portfolio as the percentage of non-performing assets plus 90 days past due to total assets.

Despite a slight uptick in our non-performing assets as of the end of 2007, our asset quality is strong versus our peers, as a result of a strong credit culture as one of our core competencies.

[NEXT SLIDE - SUPERIOR ASSET QUALITY]

Our loan portfolio as a whole is in good condition and we believe we remain appropriately positioned in our overall loan loss reserve at $54.9 million dollars or 1.42% of total loans and leases at December 31st.

While a strong allowance ratio is important, we believe that a strong coverage ratio is even more critical.  As shown on this slide, in recent years our loan loss coverage ratio has compared very well to our peers.

We continue to monitor the credit quality of our loan portfolio and assess the adequacy of our allowance on a regular basis.

[NEXT SLIDE - FOCUS ON SHARHOLDER VALUE - PERFORMANCE RECOGNITIONS]

Our consistent business strategies have translated into a recognized history of solid financial performance.

We are extremely proud that we have one of the longest histories of consecutive earnings and dividend increases of any company in any industry.  We are one of only 22, out of over 19,000 U.S. public companies, with a combined total of 50 years of consecutively higher earnings and higher cash dividends per share.

Despite the growing challenges, our financial performance for 2007 reflects our 30th consecutive year of increased earnings per share for our shareholders.

[NEXT SLIDE - FOCUS ON SHAREHOLDER VALUE - EPS GROWTH]

This slide illustrates our recent growth in earnings per share.  All prior Earnings Per Share figures have been adjusted for our most recent 3% stock dividend paid on September 28, 2007.

While we evaluate Return on Equity and Return on Tangible Equity, Earnings Per Share growth is currently our primary performance metric.

The largest portion of our current incentive compensation plans for directors, executives, and most of our employees are formally tied to this performance measure.

[NEXT SLIDE - FOCUS ON SHAREHOLDER VALUE - CONSISTENT DIVIDEND GROWTH]

We compliment our Earnings Per Share growth, with an increasing dividend for our shareholders.  On this slide we show our cash dividend payments for the last 5 of our 30-year track record of higher dividends.  National Penn has paid uninterrupted cash dividends since 1877.

With our most recent 3% stock dividend, we have also paid a stock split or cash dividend in each of the last 30 years.

[NEXT SLIDE - FOCUS ON SHAREHOLDER VALUE - RETURN ON TANGIBLE EQUITY]

Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted GAAP return on equity.

As an alternative measure of our effective use of capital, we also measure our return on tangible equity for comparative purposes.

[NEXT SLIDE - BALANCED GROWTH STRATEGY]

We have benefited from solid total asset growth over the past 5 years of 15.3% compounded annual growth rate.

Our overall strategy has been to balance organic growth and growth through acquisition – and we are challenged by our board to do both. Prior to our most recent acquisitions this year, over the past 5-years we have reflected about a 50/50 balance of organic to acquisition growth.

While our most recent strategic use of capital has been to acquire quality partners, we also understand the need for retaining and replenishing capital to support shareholder value for the longer-term.

[NEXT SLIDE - BALANCED GROWTH STRATEGY]

National Penn is an experienced acquirer of in and out of market companies, and our acquisition goals are well defined.

Our acquisition strategy to partner with quality organizations that have a proven business model, and who choose to join us not out of necessity but by choice, will help us to achieve our goals for continued growth and success now and in the future.

To speak more about our recent acquisitions and the future of National Penn, I’m glad to introduce our President and CEO, Glenn Moyer.  Glenn?

[NEXT SLIDE - JANUARY 4, 2008 ACQUISITION]

Glenn Moyer:

Thank you Mike.

Our acquisition of Christiana Bank & Trust Company is an excellent strategic fit for us.

Christiana, based a few miles northwest of Wilmington in the state of Delaware, has a strong record of financial success since its founding.  It has enjoyed an impressive growth rate in net income and percentage of fee income to total revenue.

Christiana offers traditional banking products and services, and specializes in unique wealth management services, all with a high-degree of personal attention.

[NEXT SLIDE - RECENT ACQUISITION TRANSACTION BENEFITS]

The addition of Christiana to our franchise takes National Penn’s wealth management and trust business to another level, while introducing us to some new and highly attractive niche product areas.

This acquisition had an immediate impact on the size and abilities of our existing wealth unit, providing excellent additional growth opportunities.  We expect the transaction to be accretive to EPS in 2009.

Christiana marks our first entry into Delaware, a state with not only attractive demographics, but also a legal, tax and judicial environment that is ideal for a variety of businesses. We refer to the term “Delaware Advantage” – that’s the ability to provide several trust, estate planning and tax planning services unique to a State of Delaware-chartered bank and trust company.

We are delighted to have Christiana’s CEO, Ziss Frangopoulos, continue to direct this fine organization as part of the National Penn family.

[NEXT SLIDE - FEBRUARY 1, 2008 ACQUISITION]

KNBT joined National Penn as the largest banking company based in the Lehigh Valley - a $2.9 billion dollar institution serving 6 counties in Northeast Pennsylvania.

The Company’s strength was built upon a foundation of traditional community banking values.  Like National Penn, KNBT was committed to delivering world-class financial services, whether it be banking, wealth management, or insurance, with a focus on exceptional personal service.

These are some of the shared ideals that brought KNBT & National Penn together, and that Scott and I will continue to uphold as a combined organization.

The challenges facing our industry today are no secret.  These industry pressures have created a mandate for the leadership of banking companies to take decisive action that results in a more efficient, more profitable, and more customer-focused organization. National Penn’s partnership with KNBT embodies some of the very best of the advantages that that come with a significant acquisition such as this.

[NEXT SLIDE - RECENT ACQUISITION TRANSACTION BENEFITS]

With the close of the transaction 10 days ago, National Penn now enjoys leadership positions in some of our most important markets in eastern Pennsylvania.

In challenging times, one key advantage in any business is the depth and quality of its people.  As Scott and I look at our new leadership team, we firmly believe that we have some of the best for managing our company and building relationships.

While we see meaningful revenue synergies, we only consider them to be the “icing on the cake.”  We estimate $26.2 million dollars in cost savings, which are well defined and manageable and very achievable.  No heroic assumptions were used to get to any specific number.

The transaction is expected to be accretive to both earnings per share and tangible book value in 2008.

[NEXT SLIDE - INTEGRATION: A FOCUSED AND DISCIPLINED PROCESS]

Work on the joining of our two companies began immediately after the September announcement of our transaction and is progressing very well.  Although we recognize that there is still a lot of very hard work to do ahead of us, we don’t view this as an especially complex undertaking.  Our operations are similar, and National Penn has an excellent integration team with a record of efficient and successful transactions behind them.

Our goals of identifying well-defined and achievable cost savings, and the right people on our new combined team, are underway and on-schedule. Through this, we are proactively communicating with our employees to ensure that they are informed, and that their perspectives and ideas are heard, in order to make the integration process as seamless as possible for them and our customers.

[NEXT SLIDE - NATIONAL PENN - A STRONGER PRESENCE IN PENNSYLVANIA]

With KNBT and Christiana joining our family, our challenge today is to make 1+1+1 equal much more than 3.  Following the closing of these transactions, we emerged as a “new” National Penn.

Allow me to explain further by giving you a partial look at the future of our Company, beginning with our expanded market area.

This slide reflects the geographic coverage of our combined franchise -  one that creates a new force in financial services in Pennsylvania and the greater mid-Atlantic region.  The Lehigh Valley and surrounding counties were part of our market that we had not saturated, and we are now doing so with the best in the area.

With the addition of Christiana, we also achieve a valuable presence in the demographically-attractive and business-friendly state of Delaware.  Delaware is a state that is difficult to enter de-novo, and we are fortunate to have entered this market by affiliating with an established, high-quality and respected organization.

[NEXT SLIDE - A STRONGER PRESENCE IN PENNSYLVANIA]

National Penn’s post-merger market position advances us from the 7th largest Pennsylvania-based bank and thrift to the 5th largest in terms of asset size.

Our combination with KNBT also places us high in a number of important counties based on deposits. We are pleased to be represented in the top 5 in Northampton, Berks, Lehigh, Chester, and Centre counties.  The counties on the slide are growth areas with strong demographics to support future growth.

[NEXT SLIDE - A WELL BALANCED FRANCHISE]

As you can see, our new partnerships enhance the balance of our commercial and consumer loan portfolios.

KNBT also benefits our combined company with a relatively lower-cost deposit base.

[NEXT SLIDE - A WELL BALANCED FRANCHISE]

The “new” National Penn manages a total loan portfolio base of over $5.8 billion dollars – an increase of over 50%.

Due to our similar credit cultures, our credit quality metrics are expected to remain strong, including our reserve coverages.

[NEXT SLIDE - WEALTH MANAGEMENT]

At year end, our wealth management unit managed or administered over $2.9 billion dollars in assets.  It realized a 23.3% increase in fee income for 2007 as compared to the prior year.

With Christiana and KNBT, we clearly reach new heights in this strong, high-growth segment of our business.  On a proforma basis, as of December 31st, our combined company would manage or administer over $8.2 billion dollars in wealth-related assets, representing a 178% increase.

We plan to leverage this new asset base by extending the Christiana “Delaware Advantage” to the National Penn and KNBT markets.

[NEXT SLIDE - DIVERSIFIED REVENUE STREAMS]

KNBT and Christiana’s contributions in non margin-dependent areas will accelerate our revenue diversification goal.

As shown on this slide, Christiana’s wealth management specialty translates into an admirable 48.2% ratio of fee income to total revenue.

Over half of KNBT’s ratio of 34.0% fee income to total revenue is attributable to their equally strong wealth management and insurance groups.

Our combined resources will help to advance our merged company in these key fee-revenue areas and allow us to grow these units to an even greater extent.

[NEXT SLIDE - INVESTMENT INCENTIVES]

I would like to recap some of the current and prospective reasons to consider including National Penn Bancshares in your portfolio:

•	A terrific market area in the mid-Atlantic region,
•	our people - one of our primary differentiators,
•	an outstanding history of increased earnings per share and dividends, a strong dividend payout ratio, and above-market price appreciation over the longer-term,
•	our continued focus on diversified earnings growth and cost containment efforts that will allow us to build shareholder value through this current challenging period, and,
•	as outlined on our next and final slide, the opportunities for future success provided by our recent acquisitions.

[NEXT SLIDE - INVESTMENT INCENTIVES]

The immediate impact that KNBT and Christiana make to our fee-income areas is notable.  Our post-merger efforts are focused on these leveraging and cross-selling opportunities throughout our new footprint.

Finally, we are motivated by the opportunity to demonstrate to our customers and our communities that we are the premier financial services company in the region.  And, we are determined to challenge ourselves every day to continue our strong performance and prove to our shareholders that we are one of the finest companies in our, or any, industry.  We believe that National Penn’s future is brighter than ever.

Thank you for your time today.  We would be pleased to answer any questions.